JOEL PENSLEY
                              211 Schoolhouse Road
                           Norfolk, Connecticut 06058
                                 (860) 542-1122
                                 (626) 608-3076
                             jpensley@attglobal.net

                                                          Member of New York Bar


February 25, 2003

Jeffrey Werbitt
Division of Corporation Finance
Mail Stop 0304
United States
Securities and Exchange Commission
Washington, D. C. 20549

Dear Mr. Werbitt:

     This letter is in response to your comment letter dated January 8, 2003. I have provided three copies of a highlighted version of the registration statement with changes marked as well as three copies of this letter.

General
-------

1. The response to this comment constitutes supplemental disclosure that all the warrant certificates were issued were issued on September 5, 2002. The exemption claimed is Rule 504 pursuant to Regulation D under the Securities Act of 1933.

2. Selling security holders who are affiliates must sell their warrants at $.01 until expiration; selling security holders who are not affiliates may sell their warrants at $.01/warrant until a trading market in the warrants commences and then at market or negotiated prices. This disclosure has been added.

3.   The major stockholder is now identified throughout the prospectus.

Cover Page
----------

4. Although we question the assertion that right justification impedes readibility and actually find that a ragged right margin is distracting, we are aware of that suggestion in the plain language guidelines. Right margin is now ragged.

Prospectus Summary
------------------

5.   Summary financial information has been updated.

6. Disclosure that the registrant will receive all proceeds from warrant exercise is now made.

7.   The number of shares offered by selling stockholders is now reconciled.

Risk Factors
------------

8. Risk factors have been redrafted as appropriate to disclose the material risk.

9. Risk factors relating to the going concern caveat of the auditors, one relating to the fact that the registrant's securities are not publicly traded and one relating to the redeemable nature of the warrants have been added.

10.  Generic risk factors have been removed.

The Success of the financial publishing industry
------------------------------------------------

11. The risk factor has been revised to relate the vitality of the stock market to the success of investment analysis magazines

Any fluctuations in the price of supply
---------------------------------------

12. The risk factor has been enlarged to indicate the relationship of the price of paper and potential success of the magazine.

13.  The risks which would result from increases in costs are now detailed.

We may have difficulty in obtain additional funding
---------------------------------------------------

14. Disclosure has been made uniform that the commitment to fund by the major stockholder is contractual once the registrant is public.

15. Disclosure has been changed so that the term is now minimal working capital.

Our revenue model may not be successful
---------------------------------------

16. Narrative disclosure has been modified to explain the revenue model and the consequences if this model is not met and the registrant cannot operate as a going concern.

We must develop and maintain brand identity
-------------------------------------------

17. The consequences to investors upon a failure to maintain brand identity are not set forth.

If we cannot protect our trademarks
-----------------------------------

18. Disclosure has been revised to incorporate information that the registrant has not received registered service marks and consequences of a failure to receive them.

Capitalization
--------------

19.  The table has been updated.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

General
-------

20. It is now explained that a significant part of the registrant's operations constitute the website which, represents online commerce.

Results of Operations
---------------------

21.  Duplicated disclosure has been removed.

22.  Results of operations are now updated.

Liquidity and Capital Resources
-------------------------------

23. The level and terms of the commitment of the major stockholder are not clarified.

24. The plan of operation if the registrant fails to raise money from warrant exercise, major stockholder or third parties is now detailed.

25. The minimum needed to publish the magazine and the plan of operation if only minimal funding is achieved are not disclosed.

26. The amount of money needed to transform Bid into a monthly magazine with a controlled circulation of 50,000 is now provided.

27.  Sufficient staff is now explained.

Proposed Business
-----------------

28. The notes to the financial statement have been revised as the registrant is pursuing no other opportunities.

Introduction
------------

29. The information required by Item 101(a) is now provided, including year and form of organization, details of the purchase of the magazine business, control persons of each party, the setting of the terms of the purchase, the reasons for the exchange, the material terms of the exchange, aspects surrounding shareholder approval.

30.  The services rendered by Ms. Pahng and Mr. Behar are now detailed.

31.  Reference to the Yankee Group has been eliminated.

32.  Statistics relating to the stock market have been eliminated.

33.  Amount spent on research and development activities is now stated.

Bid Magazine and nexgenpublishing.com
-------------------------------------

34.      The products, services and their markets are more completed addressed.

35.      Conflict of interest concerns are now addressed.

Competition
-----------

36.  The competition section has been revised to limit competing companies.

37. The fact that the registrant presently uses no consultants is now disclosed and that there are no verbal or written agreements for consultants to come onboard is likewise disclosed.

38. The suitability and adequacy of the registrant's office space is now addressed under the heading "Facilities."

Management
----------

39.  The column is now footnoted to explain its meaning.

40.  The business of Nexgen Holdings is now disclosed.

41. The months of starting and termination dates of Mr. Behar and Ms. Pahng are now disclosed.

Executive Compensation
----------------------

42. The discussion has been expanded to disclose all compensation awarded to, earned by or paid to the registrant's named officers.

43. The value of the shares issued to Ms. Pahng is now stated under the heading "Compensation Arrangements."

Certain Related Party Transactions
----------------------------------

44. More specification of the services and value provided by Ms. Pahng, Renegade Consulting and Falcon Crest Capital are provided.

45.  The value of the consideration paid to Nexgen Ventures is now provided.

46. The owner of Nexgen Ventures and the relationship of that owner to the registrant is now provided.

47.  The occupancy costs are now noted in this section.

Description of Securities
-------------------------

48. The statement as to the underlying common stock - "validly issued, fully paid and non-assessable" has been removed.

49.  Imbedded lists are now broken into bullet points.

Selling Securityholders
-----------------------

50. This response constituted supplemental disclosure that none of the selling securityholders are broker-dealers or an affiliated with any broker-dealer.

51. The selling security holder table has been revised to reflect ownership of the warrants.

52. The number of shares to be offered by selling securityholders is now uniform.

53.  The beneficial owner of Falcon Crest is now provided.

54. We note the provisions of Release 33-4817. Theodore Berk's children are adult, live in their own apartments and are self-supporting. Thus, no change in disclosure. Likewise, Debra Graham is a self-supporting adult who lives independently from her parents.

55. We note the confusion which is explained by footnote 1 to the table which reads as follows:

     (1) Assumes sale of registered shares and exercise of warrants, if any, owned by the selling securityholder

     Nonetheless, we have retitled the table columns to eliminate any uncertainty as to the contents of the table.

Plan of Distribution

56. We have now removed any reference to broker-dealers as principals in this section.

57. The section has been revised to disclosure the selling price as per the front cover page.

Where you can find more information
-----------------------------------

58. This section has been expanded to include the information required by Item 101(c)(1) and (2) of Regulation S-B.

Part II
-------
Item 26. Recent Sales of Unregistered Securities
------------------------------------------------

65. The term "transferred" was inadvertent and has been replaced by the term "issued" when referred to the issuance of stock to Nexgen Ventures.

66. Form D neglected to mention the warrants which were not separately priced from the shares. A revised Form D has been filed.

67. Please see our response to your comment no. 66. Disclosure under Item 26 now refers to Rule 504. The Form D is now attached as a supplement. As explained in our response to your comment no. 66, the warrants were inadvertently omitted from the disclosure by the issuer.

68. The shares and warrants were issued under Regulation D as units (as disclosed in the prospectus). The shares underlying the warrants as well as resale of the warrants are being registered herein.

69. The facts and circumstances surrounding the shares issuance are now disclosed.

70.  The date the securities were sold is now disclosed.

71.  Consideration and persons receiving the subject shares are now disclosed.

Item 28. Undertakings
---------------------

72. The undertaking had been removed as there is no provision for re-offering any securities not taken up by warrant holders.

Exhibits
--------

Legality Opinion
----------------

73. The legality opinion now opines as to the fully paid and non-assessable status of the warrants.

74. The legality opinion has been updated and filed as an exhibit and the requested information added.

Closing Comments
----------------

     As stated above, we have provided highlighted copies of the amendment. This letter constitutes the cover letter referred to.

     We will allow adequate time after filing of any amendment before requesting acceleration of effectiveness.


                                            Sincerely,


                                            Joel Pensley